TIFF INVESTMENT PROGRAM, INC.

                           TIFF Multi-Asset Fund

                               2405 Ivy Road
                      Charlottesville, Virginia  22903

Information Statement

We are not asking you for a proxy and you are requested not to send us a proxy.


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This Information Statement is being furnished to all persons owning shares
("Members") of TIFF Multi-Asset Fund (the "Fund"), a series of TIFF Investment Program, Inc. ("TIP"), to provide such shareholders with information regarding the recent addition of a Money Manager, Grantham, Mayo, Van Otterloo & Co.
LLC ("GMO") to the Fund. TIP's Board of Directors has approved a Money
Manager Agreement with GMO (the "GMO Agreement") that, as more fully described herein, contains substantially similar terms and conditions as the Fund's Agreements with other Money Managers. The GMO Agreement has been fully executed on behalf of each of TIP (for the account of the Fund) and GMO, and now it governs the relationship between the Fund and GMO.

TIP was not required to obtain approval of the Fund's Members before entering into the GMO Agreement because TIP has obtained an exemptive order (the "Order") from the Securities and Exchange Commission exempting TIP from certain provisions of the 1940 Act and the regulations thereunder that would otherwise mandate such approval. (The Order permits TIP to enter into new agreements, or amend existing agreements, with Money Managers without obtaining Member approval, but the exemption does not apply to the advisory agreement with TIP's investment advisor, Foundation Advisers, Inc., or any amendments to such agreement). This Information Statement is being provided to all Members as required by one of the conditions to the Order.

The Board of Directors of TIP expects to mail this Information Statement on or about March 7, 1997.

	FUND INFORMATION

Member Information. As of January 31, 1997, the Fund had outstanding 20,905,974 shares of beneficial interest representing a total net asset value of $258,160,735, each dollar of beneficial interest being entitled to one vote.


As of January 31, 1997, the following persons owned of record or beneficially 5% or more of the shares of common stock of the Fund:

Name and Address		               Amount and Nature		    	          Percent
of Beneficial Owner      	      	of Beneficial Ownership           of Fund

Chemical Heritage Foundation	    2,890,169.953		                  	13.82%
315 Chestnut Street		            ($35,693,598 net asset value)
Philadelphia, PA  19106-2702

The Greater New Orleans
Foundation	                      1,953,325.680			                   9.34%
215 Canal Street			              ($24,123,572 net asset value)
New Orleans, LA  70119

William T. Grant
Foundation, Inc.	                1,440,858.564			                   6.89%
515 Madison Avenue		             ($17,794,603 net asset value)
New York, NY  10022-5403

Rosa Mary Foundation		           1,294,197.819			                   6.19%
6028 Magazine Street		           ($15,983,343 net asset value)
New Orleans, LA  70118

Benton Foundation		              1,235,587.331			                   5.91%
2634 Eye Street NW		             ($15,259,503 net asset value)
Washington, DC  20006


The Fund will furnish, without charge, a copy of TIP's annual report for the period ended December 31, 1996, to any Member upon request. To request a copy, please write to TIP at 2405 Ivy Road; Charlottesville, VA, 22903 or call TIP at (804) 984-0084.

Distributor and Administrator. AMT Capital Services, Inc., the address of which is 600 Fifth Avenue, New York, New York 10020, serves as the Fund's distributor and administrator.

Investment Adviser and Money Managers. TIP's executive offices are located at 2405 Ivy Road; Charlottesville, Virginia 22903. The Fund's investment adviser is Foundation Advisers, Inc. ("FAI"), a registered investment adviser with an address at 2405 Ivy Road, Charlottesville, Virginia 22903.
Pursuant to its investment advisory agreement with TIP (the "Advisory Agreement"), FAI: (a) develops investment programs, selects money managers (the "Money Managers") who each act as sub-advisers with respect to a portion of the Fund's assets; and monitors Money Manager investment activities and results; (b) provides or oversees the provision of all general management, investment advisory and portfolio management services to TIP; and
(c) provides TIP with office space, equipment and personnel.

At a meeting of the Fund's Board of Directors held on December 10, 1996, the Board unanimously approved the GMO Agreement which contains terms and conditions substantially similar to those of the Fund's Agreements with other Money Managers. The following summary provides information about GMO, its investment strategy, and the terms and conditions of the GMO Agreement. Please see the section of this Information Statement entitled "Evaluation and Action by TIP Directors" for information regarding the deliberations of the Board of Directors concerning approval of the GMO Agreement.

Investment Management Services to be Provided by GMO

Pursuant to the GMO Agreement, GMO will be providing to the Fund an asset allocation service using its own family of mutual funds. The goal of GMO's asset allocation is to provide an efficient total portfolio in which the total return depends critically on the investment management decisions GMO makes both within the underlying funds and across them. Decisions made within the underlying funds include country, sector, security, and market bets. Decisions made across the funds include stock vs. bond, domestic vs. international, etc. TIP's Board of Directors has provided GMO with a set of guidelines governing the underlying funds that may be utilized by GMO and policy ranges for the percentage allocations among the GMO mutual funds to be employed. GMO's investment strategy emphasizes value, found predominantly in out-of-favor and less well-followed securities.

Terms and Conditions of the GMO Agreement

The GMO Agreement was approved by the Board of Directors on December 10, 1996 and became effective on January 7, 1997. Members are not being asked to approve the GMO Agreement.

Money Management Fees. Each of the Fund's existing Money Manager Agreements provides that it pay either an asset-based or performance-based money management fee in consideration of the investment advisory services being provided. However, the GMO Agreement specifies that GMO will perform all of its duties and obligations as set forth therein without compensation since it will invest the Fund's assets in its own family of mutual funds and receive investment advisory fees from the funds themselves.

Basic Terms. With the exception of the commencement date and the termination date, a number of minor wording differences intended to clarify certain provisions of the GMO Agreement which are associated with the nature of the investments used by GMO, the addition of clauses inserted (and described below) to reflect that the Fund's compliance requirements do not apply to investments made by the GMO mutual funds, the GMO Agreement contains the same terms and conditions as the Fund's other Money Manager Agreements (other than the money management fee which is discussed above). The GMO Agreement has an initial term of two years and provides that it will thereafter continue in effect from year to year only if such continuation is specifically approved at least annually by (a) either (i) a vote of a majority of the Board of Directors of TIP or (ii) a vote of a majority of the outstanding voting securities of the Fund, and (b) a vote of a majority of the Fund's directors who are not "interested persons" (as defined in the 1940 Act). The GMO Agreement provides that it may be terminated by the Fund, by its Board of Directors or by a vote of a majority of its outstanding voting securities, or by GMO, in each case at any time upon 30 days' written notice to the other party. In addition, the Agreement provides for its automatic termination in the event of assignment.

The GMO Agreement provides that GMO is required to manage the securities held by the Fund, subject to the supervision and stated direction of FAI, the Fund's investment adviser, and ultimately TIP's Board of Directors, in accordance with the Fund's investment objective and policies, make investment decisions for the Fund, and place orders to purchase and sell securities on behalf of the Fund. To the extent that assets of the Fund are invested by GMO in mutual funds for which it serves as the investment adviser, the GMO Agreement provides that such policies and guidelines will apply to investments by the Fund into the GMO mutual funds, but do not apply to investments made by the GMO mutual funds.

The GMO Agreement provides that GMO is not liable to the Fund for any error of judgment but shall be liable to the Fund for any loss resulting from willful misfeasance, bad faith or gross negligence by GMO in providing services under the Agreement or from reckless disregard by GMO of its obligations and duties under the Agreement.

Background Information Regarding GMO

GMO, whose offices are located at 40 Rowes Wharf, Boston, MA 02110, was founded in October, 1977. The firm became a Massachusetts limited liability company on December 16, 1996. Prior to founding GMO, three of the firm's four founding principals (Jeremy Grantham, Richard Mayo, and Kingsley Durant) were original founders of Batterymarch Financial Management in 1969. The fourth founding principal (Eyk Van Otterloo) served previously as Director of Research at Phoenix Mutual Life Insurance.

GMO is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, with over $25 billion in assets under management for a wide range of pension funds, educational endowments, foundations, and international organizations. The firm employs approximately 155 people, including 24 principals, worldwide.

Listed alphabetically below are the Members of GMO with the five largest economic interests in GMO, and the Members that constitute the Governance Committee of GMO:

NAME                               POSITION
Forrest Berkley                    Member/Governance Committee
Christopher Darnell                Member/Governance Committee*
Arjun Divecha                      Member/Governance Committee
Kingsley Durant                    Member*
Jeremy Grantham                    Member/Governance Committee*
Jon L. Hagler                      Member/Governance Committee
Jui Lai                            Member/Governance Committee
Richard Mayo                       Member/Governance Committee*
William Nemerever                  Member/Governance Committee
Eyk Van Otterloo                   Member/Governance Committee*
Ann Spruill                        Member/Governance Committee
Paul Woolley                       Member/Governance Committee

* Members of GMO with the five largest economic interests in GMO. The business address of each of the Members listed above is c/o Grantham, Mayo, Van Otterloo & Co. LLC, 40 Rowes Wharf, Boston, MA 02110.

EVALUATION AND ACTION BY TIP DIRECTORS

The Board of Directors determined, in approving the GMO Agreement, that the GMO Agreement will enable the Fund to obtain services of high quality at costs deemed appropriate, reasonable, and that such Agreement is in the best interests of the Fund and its Members.

At a meeting on December 10, 1996, the Directors of TIP considered information with respect to whether the GMO Agreement is in the best interests of the Fund and its Members. The Directors considered, with respect to GMO, among other factors, its long-term track record serving the institutional investment community, the quantitative and qualitative tools that drive its investment strategy, its administrative capabilities and experience, and its willingness to provide asset allocation services without additional fees to the Fund.

Based upon its review, the Board of Directors concluded that the GMO Agreement is reasonable, fair, and in the best interests of the Fund and its Members, and that the fees provided in such Agreement are fair and reasonable. In the Board's view, retaining GMO to serve as Money Manager of the Fund, under the terms of the GMO Agreement, is desirable and in the best interests of the Fund and its Members. Accordingly, after consideration of the above factors, and such other factors and information as it deemed relevant, the Board of Directors, including all of the Independent Directors in attendance at the meeting, unanimously approved the GMO Agreement.